EXHIBIT 10.1

BOARD SERVICE AGREEMENT

Applied Biosciences Corp.., ("Applied" or the "Company") appoints, as of August 21, 2019, Michael Beaubaire ("Director") to its board of directors for an initial term of one year, and as may be extended under the Company's bylaws.

1. Commencement Date: August 21, 2019

2. Initial Board Position: Director shall serve as a member of the board of directors of the Company. Director will perform all activities as reasonably expected of such position throughout the term of this agreement.

3. Term: The Director's term shall commence as of the Commencement Date and shall continue for a period of one-year subject to a vote at the Company's annual shareholder meeting.

4. Compensation.

a. Company shall pay Director an annual stipend of $40,000 for Director compensation due at the end of each quarter (first prorated quarter payment due September 30th) and reimbursement of all reasonable expenses for service of his duties. Said fee shall cover all services including attendance at board and telephonic meetings and service as any committee chair and/or member. Payments are contingent on the company securing adequate financing and as such may be delayed.

b. Director shall be granted 75,000 restricted shares. Said shares shall vest monthly over three years (1/36 per month) beginning on September 1, 2019. Vesting will accelerate if the company undergoes a change of control transaction for cash.

c. A formal board compensation plan will be put into effect that will specify annual equity grants for board members going forward.

5. Indemnification: The Company agrees to defend, indemnify and hold harmless the Director with respect to any claim made, or action, suit or proceeding instituted, against the Director including the reasonable costs and expenses of defense thereof, that is based upon or arises out of any services performed by the Director under this Agreement to the full extent that Directors of the Company may be indemnified under the By-laws of the Company, except if such claim, action or proceeding arises from the gross negligence of the Director. The Director will be named as insured under Company's director and officer's insurance policy. The Company currently carries a $1 million director and officer's insurance policy.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

Applied Biosciences Corp.,

Signature: ______________________

Name: R. URBANSKI

Michael Beaubaire, an individual

Signature: Michael S. Beaubaire

Verified by PDFfiller 08/27/2019